As filed with the Securities and Exchange Commission on February 28, 2019

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________________________________________________

STEEL PARTNERS HOLDINGS L.P.

(Exact name of registrant as specified in its charter)

Delaware	13-3727655
(State of Incorporation)	(I.R.S. Employer Identification Number)

590 Madison Avenue, 32nd Floor
New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Steel Partners Holdings L.P. 2018 Incentive Award Plan

(Full title of the plan)

Jack L. Howard

President

Steel Partners Holdings GP Inc.

590 Madison Avenue, 32nd Floor

New York, New York 10022

(212) 520-2300

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Units, $0 par value	500,000 Common Units	$13.63	$6,815,000	$825.98

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional Common Units which become issuable pursuant to the provisions of the plan listed above by reason of antidilution and other adjustments.
(2)	Pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, these amounts were estimated on the basis of the average of the high and low sales prices of the Common Units as reported on the New York Stock Exchange on February 22, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants in the Steel Partners Holdings L.P. 2018 Incentive Award Plan as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Steel Partners Holdings L.P. (the “Company”) with the Commission (other than, in each case, documents or information deemed furnished and not filed in accordance with the rules of the Commission, including pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K, and no such information shall be deemed incorporated herein by reference) are incorporated herein by reference and made a part hereof:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2018;
(b)	the Company’s Current Reports on Form 8-K filed with the Commission on February 4, 2019 and February 15, 2019;
(c)	any future filings that the Company makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder; and
(d)	the description of the Company’s Common Units contained in the Company’s Registration Statement on Form 10 filed pursuant to Section 12 of the Exchange Act on December 15, 2011; including any amendment or report filed for the purpose of updating that description.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated herein or therein by reference) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the Company’s Seventh Amended and Restated Limited Partnership Agreement, as amended, which is incorporated by reference as Exhibit 3.5 in this Registration Statement (the “Partnership Agreement”). Capitalized terms used but not defined in this Item 6 shall have the respective meanings given to them in the Partnership Agreement.

The Company is a Delaware limited partnership. Pursuant to the Delaware Limited Partnership Act, a Delaware limited partnership is empowered to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Under the Partnership Agreement, the Company in most circumstances will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts:

•	Steel Partners Holdings GP Inc. (the “General Partner”);
•	any Departing General Partner;
•	SP General Services LLC (the “Manager”);
•	any Person who is or was an Affiliate of the General Partner, any Departing General Partner or the Manager;
•	any Person who is or was a member, partner, Tax Matters Partner (as defined in the Code), officer, director, employee, agent, fiduciary or trustee of any Group Member, the General Partner, any Departing General Partner or the Manager or any Affiliate of any Group Member, the General Partner, any Departing General Partner or the Manager;

•	any Person who is or was serving at the request of the General Partner, any Departing General Partner or the Manager or any Affiliate of the General Partner, any Departing General Partner or the Manager as an officer, director, employee, member, partner, Tax Matters Partner (as defined in the Code), agent, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and
•	any Person the General Partner in its sole discretion designates as an “Indemnitee” for purposes of the Partnership Agreement in connection with activities of such Person on behalf of the Company, its predecessor or the Partnership Group, including but not limited to individuals who served as directors of WebFinancial.

The Company will provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence.  The Company will also provide this indemnification for criminal proceedings.  Any indemnification under these provisions will only be made out of the Company’s assets.  Unless it otherwise agrees, the General Partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Company to enable it to effectuate, indemnification.  The Company will be entitled to purchase insurance against liabilities asserted against and expenses incurred by persons for the Company’s activities, regardless of whether the Company would have the power to indemnify the person against liabilities under the Partnership Agreement.

To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an indemnitee in appearing at, participating in or defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Company prior to a final and non-appealable determination that such indemnitee is not entitled to be indemnified upon receipt by the Company of an undertaking by or on behalf of the indemnitee to repay such amount if it ultimately shall be determined that the indemnitee is not entitled to be indemnified.

As permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the General Partner provide that the directors, managers, officers, employees or agents of the General Partner or of any direct or indirect member, partner or shareholder of the General Partner, shall not be personally liable for any losses, claims, damages, liabilities expenses, judgments, fines, settlements, and other amounts arising from any claims, demands, actions, suits or proceedings that relate to the operations of the General Partner, if they acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the General Partner and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Under the Management Agreement, the Manager, its members, officers, employees, affiliates, agents and legal representatives are not liable for, and the Company has agreed to indemnify and hold harmless each such indemnified person from and against any loss or expense suffered by such indemnified person, including without limitations, any judgment, settlement, reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action or proceeding, other than losses resulting from willful misconduct or gross negligence in the performance of such indemnified person’s obligations and duties or by reason of such indemnified person’s reckless disregard of its duties and obligations under the Management Agreement.

The Partnership Agreement also provides that if a claim for indemnification or advancement of expenses is not paid in full by the Company within 30 days, the claimant may sue the Company to recover the unpaid amount.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed below in the “Exhibit Index.”

Item 9. Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)               To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)               That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 28, 2019.

STEEL PARTNERS HOLDINGS L.P.

By:	STEEL PARTNERS HOLDINGS GP INC. Its General Partner

By:	/s/ Jack L. Howard
	Name:	Jack L. Howard
	Title:	President

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jack L. Howard and Douglas B. Woodworth his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, to enable Steel Partners Holdings L.P. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission in connection with the registration of the common units of Steel Partners Holdings L.P. covered by this Registration Statement, and hereby ratifies and confirms all that said attorney-in-fact and agent, or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated with respect to Steel Partners Holdings GP Inc., the general partner of Steel Partners Holdings L.P., and on behalf of the registrant and on the dates indicated below by the following persons in the capacities and on the dates indicated.

By:	/s/ Warren G. Lichtenstein	February 28, 2019
	Warren G. Lichtenstein, Executive Chairman	Date
(Principal Executive Officer)

By:	/s/ Douglas B. Woodworth	February 28, 2019
	Douglas B. Woodworth, Chief Financial Officer	Date
(Principal Accounting Officer)

By:	/s/ Jack L. Howard	February 28, 2019
	Jack L. Howard, Director	Date

By:	/s/ James Benenson III	February 28, 2019
	James Benenson III, Director	Date

By:	/s/ Eric P. Karros	February 28, 2019
	Eric P. Karros, Director	Date

By:	/s/ John P. McNiff	February 28, 2019
	John P. McNiff, Director	Date

By:	/s/ Joseph L. Mullen	February 28, 2019
	Joseph L. Mullen, Director	Date

By:	/s/ General Richard I. Neal	February 28, 2019
	General Richard I. Neal, Director	Date

By:	/s/ Lon Rosen	February 28, 2019
	Lon Rosen, Director	Date

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Limited Partnership (incorporated by reference to Exhibit 3.1 to Steel Partners Holdings L.P.’s Registration Statement on Form 10 filed December 15, 2011).
3.2	Amendment to the Certificate of Limited Partnership, dated April 2, 2009 (incorporated by reference to Exhibit 3.2 to Steel Partners Holdings L.P.’s Registration Statement on Form 10 filed December 15, 2011).
3.3	Amendment to the Certificate of Limited Partnership, dated January 20, 2010 (incorporated by reference to Exhibit 3.3 to Steel Partners Holdings L.P.’s Registration Statement on Form 10 filed December 15, 2011).
3.4	Amendment to the Certificate of Limited Partnership, dated October 15, 2010 (incorporated by reference to Exhibit 3.4 to Steel Partners Holdings L.P.’s Registration Statement on Form 10 filed December 15, 2011).
3.5	Seventh Amended and Restated Agreement of Limited Partnership of Steel Partners Holdings L.P., dated as of October 12, 2017 (incorporated by reference to Exhibit 3.1 to Steel Partners Holdings L.P.’s Current Report on Form 8-K filed on October 12, 2017).
4.1	Steel Partners Holdings L.P. 2018 Incentive Award Plan effective as of May 24, 2018 (incorporated herein by reference to Appendix A to the Company’s Proxy Statement dated April 23, 2018 filed in connection with its Annual Meeting of Limited Partners held on May 24, 2018).
5 .1	Opinion of Olshan Frome Wolosky LLP.*
23.1	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1 hereto).*
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm to the Registrant.*
23.3	Consent of BDO USA, LLP, independent registered public accounting firm to the Registrant.*
23.4	Consent of BDO USA, LLP, independent registered public accounting firm to Steel Connect, Inc. (formerly known as ModusLink Global Solutions, Inc.)*
24	Power of Attorney (included on signature page hereto).*

 * Filed herewith.